                                                                      EXHIBIT A

                            SHAREHOLDERS AGREEMENT



     This Shareholders Agreement (the "Agreement"), dated as of October 21, 1997, among Kevco, Inc., a Texas corporation (the "Parent"), SCC Acquisition Corp., an Indiana corporation and a direct wholly owned subsidiary of Parent ("Newco"), and the other parties signatory hereto (each a "Shareholder," and collectively, the "Shareholders").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, concurrently herewith, Parent, Newco and Shelter Components Corporation, an Indiana corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, Newco will be merged with and into the Company (the "Merger"); and

     WHEREAS, in furtherance of the Merger, Parent and the Company have agreed that as soon as practicable (and not later than five Business Days) after the first public announcement of the execution and delivery of the Merger Agreement, Newco will commence a cash tender offer to purchase all outstanding shares of Company Common Stock (as defined in Section 1), including all of the Shares (as defined in Section 2) Beneficially Owned (as defined in Section 1) by the Shareholders; and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. DEFINITIONS.  For purposes of this Agreement:

        (a) "Owned" or "Ownership" with respect to any securities shall mean having the sole power to dispose of such securities and the sole power to vote such securities.

        (b) "Company Common Stock" shall mean at any time the common stock, $.01 par value, of the Company.

        (c) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

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     2. TENDER OF SHARES.

        (a) TENDER. Subject to Section 6, each Shareholder hereby agrees to validly tender (and not to withdraw except in the case of termination of the Merger Agreement as a result of a Superior Proposal) pursuant to and in accordance with the terms of the Offer, not later than the fifth Business Day prior to the expiration of the Offer (as such expiration date may be delayed from time to time), the number of shares of Company Common Stock set forth opposite such Shareholder's name on Schedule I hereto (the "Existing Shares" and, together with any shares of Company Common Stock acquired by such Shareholder after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, the "Shares"). Each Shareholder hereby acknowledges and agrees that Newco's obligation to accept for payment and pay for Shares in the Offer is subject to the terms and conditions of the Offer.

        (b) DISCLOSURE. Subject to Section 6, each Shareholder hereby agrees to permit Parent and Newco to publish and disclose in the Offer Documents and, if approval of the Merger by the Company's shareholders (other than Parent or any of its wholly-owned subsidiaries) is required under Applicable Law, in the Proxy Statement (including all documents and schedules filed with the SEC) his or its identity and ownership of Company Common Stock and the nature of his or its commitments under this Agreement.

     3. PROVISIONS CONCERNING COMPANY COMMON STOCK.

        (a) VOTING AGREEMENT. Each Shareholder hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Shareholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by such Shareholder, whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or Company Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or Company Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or Company Subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Articles of

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Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or Company Subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Such Shareholder shall not enter into any agreement or understanding with any Person or entity the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3.

        (b)   GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.

        (i) Subject to Section 6, each Shareholder hereby irrevocably grants to and appoints Parent and Jerry D. Kimmel (as President and Chief Executive Officer) and Ellis McKinley (as Chief Financial Officer) or either of them, in their respective capacities of officers of Parent, and any individual who shall hereafter succeed to any of such office of Parent, and each of them individually, such Shareholder's Proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Shares, or grant a consent or approval in respect of the Shares in favor of the various transactions contemplated by the Merger Agreement and against any Acquisition Proposal.

        (ii) Subject to Section 6, each Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

        (iii) Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance that such Shareholder's execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3(c) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as provided under Section 6, may under no circumstances be revoked. Each Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do and caused to be done in accordance with the terms of this Agreement prior to termination of this Agreement.

        (c) OPTIONS. Each of the Shareholders that holds Options to acquire shares of Company Common Stock, as identified on the signature pages hereof, shall, if requested by the Company, consent to the cancellation of such Shareholder's Options in exchange for a lump sum cash payment in accordance with the terms of the Merger Agreement and shall execute all appropriate documentation in connection with such cancellation. The foregoing shall not apply if as a result thereof such Shareholder shall be required to disgorge any profits on such Options pursuant to Section 16(b) of the 1934 Act or the rules promulgated thereunder.

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     4. OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES.  Each Shareholder
hereby individually as to itself represents, warrants, covenants and agrees to and with Parent as follows:

        (a) OWNERSHIP OF SHARES. Such Shareholder is the record Owner of the number of Existing Shares, other shares, and derivative securities set forth opposite such Shareholder's name on Schedule I hereto. On the date hereof, the Existing Shares set forth opposite such Shareholder's name on Schedule I hereto constitute all of the shares or securities issued by the Company Owned of record by such Shareholder. Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares set forth opposite such Shareholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

        (b) POWER; BINDING AGREEMENT. Such Shareholder has the legal capacity, power and authority, as applicable, to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

        (c) NO CONFLICTS. Except for filings under the HSR Act, if applicable, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any other Person is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to such Shareholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be

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bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

        (d) NO ENCUMBRANCES. Except as applicable in connection with the transactions contemplated by Section 2 hereof and except as noted on Schedule I hereto, the certificates representing such Shareholder's Existing Shares will be, when tendered pursuant to Section 2(a) of this Agreement, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, or any other encumbrances whatsoever, except for any such encumbrances arising hereunder. The transfer by each Shareholder of his or its Shares to Newco in the Offer shall pass to Newco good and valid title to the number of Shares set forth opposite such Shareholder's name on Schedule I hereto, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

        (e) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Except as applicable in connection with the transactions contemplated by Section 2 hereof, subject to Section 6, no Shareholder shall (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholder's Shares or Options or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares or Options into a voting trust or enter into a voting agreement with respect to any Shares or Options; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement.

        (f) WAIVER OF APPRAISAL RIGHTS. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have.

        (g) RELIANCE BY PARENT. Such Shareholder understands and acknowledges that Parent is entering into, and causing Newco to enter into, the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

        (h) FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, the transactions contemplated by this Agreement.

     5. STOP TRANSFER; CHANGES IN SHARES. Each Shareholder agrees with, and covenants to, Parent that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2 hereof). In the event of a stock dividend or distribution, or any change in the

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Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     6. TERMINATION. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares including but not limited to the grant of the irrevocable proxy set forth in Section 3(b)(i) hereof, shall terminate upon the earliest of (w) the acquisition of the Shares by Parent or Newco pursuant to the Offer, (x) the Effective Time, (y) the termination of the Merger Agreement or the withdrawal or modification by the Company Board of its recommendation of the Offer or the Merger as permitted by Section 7.3(b) of the Merger Agreement and (z) the six month anniversary of the date hereof.

     7. SHAREHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director.

     8. MISCELLANEOUS.

        (a) ENTIRE AGREEMENT. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        (b) CERTAIN EVENTS. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

        (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

        (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Shareholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that
Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any shareholder of the Company who agrees to be bound

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by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added shareholder shall be treated as a "Shareholder" for all purposes of this Agreement.

        (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to Shareholders: At the addresses set forth on Schedule I hereto

     If to Parent:     Kevco, Inc.
                       1300 S. University Drive, Suite 200
                       Ft. Worth, Texas 76107
                       Attention: Jerry E. Kimmel
                       Telecopy: 817/332-2765

     copy to:          Richard S. Tucker
                       Jackson Walker L.L.P.
                       777 Main Street, Suite 1800
                       Ft. Worth, Texas 76102
                       Telecopy: 817/334-7290

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

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

        (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

        (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana, without giving effect to the principles of conflicts of law thereof.

        (l) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (m) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Parent, Newco and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                              PARENT:
                              KEVCO, INC.


                              By:
                                 ------------------------------------------
                              Name: Jerry Kimmel
                              Title: Chairman of the Board and President

                              NEWCO:
                              SCC ACQUISITION CORP.


                              By:
                                 ------------------------------------------
                              Name: Jerry E. Kimmel
                              Title: President

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                                 SHAREHOLDERS:

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AGREED TO AND ACKNOWLEDGED
(with respect to Section 5):

COMPANY:

SHELTER COMPONENTS CORPORATION



By:
   ------------------------------------------
Name: Larry D. Renbarger
Title: President

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

                     Schedule I to Shareholders Agreement

                                                             Number of Shares of
Name and Address                    Number of Shares       Common Stock Issuable
 of Shareholders                 of Common Stock Owned  Upon Exercise of Options
----------------                 ---------------------  ------------------------

William N. Harper                         3,983                     5,000
15797 Branch Water Way
Mishawaka, Indiana 46545-1605

Larry D. Renbarger                      353,575                    40,625
14609 Brick Road
Granger, Indiana 46530

Gerald R. Stults                        383,422                    40,625
17460 Valentine Ct.
Bristol, Indiana 46507

Herbert M. Gardner                       93,594                     5,000
4 Darley Road
Great Neck, New York 11021

Arthur M. Borden                         15,091                     5,000
860 United Nations Plaza
New York, New York 10017

Cornelius J. Murphy                      91,170                     5,000
1051 Hillsboro Mile-PH5E
Hillsboro Beach, Florida 33062

William J. Barrett                      125,377                     5,000
c/o Janney Montgomery Scott, Inc.
26 Broadway
New York, New York 10004

Mark C. Neilson                          24,906                    35,000
51195 Streamwood Drive
Granger, Indiana 46530

Steven A. Salzer                            ---                    10,000
15490 Stony Run Trail
Granger, Indiana 46530

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